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                                                                     EXHIBIT 11


                            DURAKON INDUSTRIES, INC.
                       CALCULATION OF EARNINGS PER SHARE
                                  (UNAUDITED)




                                                     THREE MONTHS ENDED MARCH 31
                                                     ---------------------------
($ in 000's)                                               1996         1995
Net earnings available to common stockholders             $2,138       $2,868
                                                          ======       ======

Primary

    Average number of shares oustanding                    6,520        6,520

    Add:  Dilutive effect of stock options based
              upon treasury stock method                     147          150
                                                          ------       ------

          Total                                            6,667        6,670
                                                          ======       ======

          Per share amount                                 $0.32        $0.43
                                                          ======       ======

Fully diluted

    Average number of shares outstanding                   6,520        6,520

    Add:  Dilutive effect of stock options based
              upon treasury stock method                     147          150
                                                          ------       ------

          Total                                            6,667        6,670
                                                          ======       ======

          Per share amount                                 $0.32        $0.43
                                                          ======       ======



Note: This calculation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6(b) of Form 10-Q.


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